Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) and to the incorporation by reference of our report dated March 25, 2015, relating to the consolidated financial statements and financial statement schedules as of and for the two years ended December 31, 2014, which appears in the Company’s annual report on Form 10-K and is incorporated herein by reference.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

April 22, 2015